Exhibit 3.1

AMENDMENT TO

AMENDED AND RESTATED BYLAWS

OF

AGROFRESH SOLUTIONS, INC.

The Amended and Restated Bylaws (the “Bylaws”) of AgroFresh Solutions, Inc., a Delaware corporation (the “Corporation”), are hereby amended, pursuant to action duly taken by the board of directors of the Corporation on the date hereof, by deleting Section 4.3 of the Bylaws in its entirety and replacing it with the following new Section 4.3:

“Section 4.3.                          Special Meetings.  Special meetings of the Board (a) may be called by the Chairman of the Board or the Chief Executive Officer and (b) shall be called by the Chairman of the Board, Chief Executive Officer or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request.  Notice of each special meeting of the Board shall be given, as provided in Section 9.3, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail.  If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting.  Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting.  Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these By Laws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting.”

Except as hereby amended, the Bylaws shall remain the same.

Adopted: September 3, 2015